AMENDMENT NUMBER FOUR TO THE

FINLAY ENTERPRISES, INC.

EXECUTIVE DEFERRED COMPENSATION AND STOCK PURCHASE PLAN

WHEREAS, Finlay Enterprises, Inc. (the “Corporation”) maintains the Finlay Enterprises, Inc. Executive Deferred Compensation and Stock Purchase Plan (the “Plan”); and

WHEREAS, pursuant to Section 12 of the Plan, the Corporation may amend the Plan at any time; and

WHEREAS, the Corporation wishes to amend the Plan to (1) provide that no future deferrals may be made under the Plan; (2) provide that, in accordance with the transition relief provided under Internal Revenue Service Notice 2007-86, 2007-46 IRB 990 (the “Transition Relief”), deferral agreements with respect to bonus amounts payable on April 25, 2009 will be amended to provide that such deferred amounts will be paid on such date so that no deferral will occur with respect to such bonus amounts; and (3) make such amendments to the Plan as necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder (“Code Section 409A”).

NOW, THEREFORE, the Plan is hereby amended effective as of the 22nd day of May, 2008 as set forth below.

1.	Article 3 of the Plan is hereby amended to include the following language at the end thereof:

“Accordingly, with respect to the April 25, 2008 Award Date, RSUs due to be credited shall be credited as soon as practicable after shares of Common Stock become available for issuance under the Long Term Incentive Plans, based on the value of the RSUs on April 25, 2008. Notwithstanding the foregoing, regardless of when such RSUs become available for issuance, vesting with regard to such awards shall begin as of the April 25, 2008 Award Date, in accordance with Section 7.1 hereof.”

2.	A new paragraph is hereby added to the end of Section 6.2 of the Plan to read as follows:

“Effective as of May 22, 2008, no Participant may enter into a new Deferral Agreement. Any Deferral Agreement in effect as of such date shall continue in full force and effect, provided, that Deferral Agreements entered into with respect to the 2008 bonus payable on April 25, 2009 (the ‘April 2009 Bonus’) shall be paid in accordance with Section 6.4 below.”

3.	Section 6.3 of the Plan is hereby amended to include the following sentence:

“No Matching RSUs shall be credited with respect to the April 2009 Bonus.”

4.	Section 6.4 of the Plan is hereby amended in its entirety to read as follows:

“Each Deferral Agreement shall specify a Deferral Period with respect to the RSU to which it pertains. Notwithstanding the foregoing, the Deferral Period may be extended or may expire earlier as provided in Section 7.2 and Article 12. Notwithstanding anything herein to the contrary, in accordance with the transition relief provided under Internal Revenue Service Notice 2007-86, 2007-46 IRB 990 (the ‘Transition Relief’), subject to the consent of the Participant, the Deferral Agreement in effect with regard to the April 2009 Bonus, shall be deemed to be amended to delete the Deferral Period thereunder and to provide for payment of such deferred amounts on April 25, 2009.”

5.	A new paragraph is hereby added to Section 7.2 of the Plan, immediately following the second paragraph thereof, to read as follows:

“Payments made pursuant to this Section 7.2, shall be subject to the Delay Period, as defined in and provided under Section 13.14 hereof.

Notwithstanding the foregoing, prior to a Participant’s termination of employment for any reason other than due to death, Disability or Change in Control, the Participant will be given the opportunity to elect to defer receipt of Common Stock with respect to each vested Matching RSU (and cash in lieu of fractional shares calculated in accordance with Section 6.5 hereof) following any such termination (a ‘Re-Deferral Election’); provided, that such Re-Deferral Election (i) may not take effect until at least twelve (12) months after the date the Re-Deferral Election is made; (ii) must be for a period of five (5) years from the date such payment would otherwise have been made following any such termination pursuant to the previous paragraph of this Section 7.2; and (iii) may not be made less than twelve (12) months prior to the date payment would otherwise have been made following any such termination pursuant to the previous paragraph of this Section 7.2. No Re-Deferral Election may be made by a Participant on or after such Participant’s termination of employment.”

6.	Section 7.3 of the Plan is hereby amended to delete subsection (c) thereof and to redesignate subsection (d) and subsection (c).

7.	The third sentence of Article 12 of the Plan is hereby amended to read as follows:

“Upon termination of the Plan, any vested RSU shall be paid in accordance with Section 7.2 of the Plan and any nonvested RSU shall be cancelled and terminated.”

8.	A new Section 13.14 is hereby added to the Plan to read as follows:

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“13.14 Section 409A of the Code

To the extent applicable, the Plan is intended to comply with or be exempt from the applicable requirements of Code Section 409A and the regulations and guidance promulgated thereunder (collectively, ‘Section 409A’) and shall be limited, construed and interpreted in accordance with such intent. In the event that any arrangement provided for under the Plan constitutes a nonqualified deferred compensation arrangement under Section 409A, it is intended that such arrangement be designed in a manner that complies with Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts upon or following a termination of employment unless such termination is also a ‘separation from service’ within the meaning of Section 409A (a ‘Separation from Service’) and, for purposes of any such provision of this Plan, references to a ‘termination,’ ‘termination of employment’ or like terms shall mean Separation from Service. Any amounts deferred hereunder that are subject to Section 409A and payable to a ‘specified employee’ (as defined in Section 409A) shall be delayed in accordance with the requirements of Section 409A until the day immediately following the six month anniversary of such employee’s Separation from Service (such period, the ‘Delay Period’). Notwithstanding the foregoing, the Corporation does not guarantee, and nothing in the Plan is intended to provide a guarantee of, any particular tax treatment with respect to payments or benefits under the Plan, and the Corporation shall not be responsible for their compliance with or exemption from Section 409A and the guidance issued thereunder.”

FINLAY ENTERPRISES, INC.

/s/ Arthur E. Reiner
By: Arthur E. Reiner
Title: Chairman & CEO